As filed with the Securities and Exchange Commission on October 4, 2016

Registration No. 333-207887

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Post-Effective Amendment No. 1

To

Form S-3

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

Piedmont Natural Gas Company, Inc.

(Exact name of registrant as specified in its charter)

North Carolina	56-0556998
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

4720 Piedmont Row Drive
Charlotte, North Carolina 28210

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Julia S. Janson
Executive Vice President, Chief Legal Officer and Corporate Secretary
 4720 Piedmont Row Drive
Charlotte, North Carolina 28210
Telephone: (704) 364-3120

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:  Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

This post-effective amendment relates to the Registration Statement on Form S-3 (File No. 333-207887) of Piedmont Natural Gas Company, Inc.  (the “Registrant”), which was filed with the Securities and Exchange Commission (the “SEC”) and became effective on November 9, 2015 (the “Registration Statement”), pertaining to the registration of 2,250,000 shares of common stock, no par value (“Company Common Stock”), of the Registrant, issuable under the Registrant’s Dividend Reinvestment and Stock Purchase Plan.

On October 3, 2016, pursuant to the terms of the Agreement and Plan of Merger, dated October 24, 2015 (the “Merger Agreement”), by and among the Registrant, Duke Energy Corporation, a Delaware corporation (“Parent”) and Forest Subsidiary, Inc., a North Carolina corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”) with the Registrant surviving as a wholly-owned subsidiary of Parent.  In the Merger, the Registrant’s common stockholders became entitled to receive $60.00 in cash, without interest, for each share of Company Common Stock they held immediately prior to the effective time of the Merger (other than shares of Company Common Stock that were owned by Parent or Merger Sub or any of their respective subsidiaries, in each case immediately prior to the effective time of the Merger).

As a result of the Merger, the Registrant has terminated all offerings of securities pursuant to the Registration Statement.  In accordance with undertakings made by the Registrant to remove from registration, by means of a post-effective amendment, any securities registered under the Registration Statement that remain unsold at the termination of such offering, the Registrant hereby removes from registration all securities registered under the Registration Statement that remain unsold as of the effective time of the Merger, if any.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Charlotte, State of North Carolina, as of October 4, 2016.

PIEDMONT NATURAL GAS COMPANY, INC.

By:	/s/ Julia S. Janson
Name:	Julia S. Janson
Title:	Executive Vice President, Chief Legal Officer and Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Lynn J. Good	Chief Executive Officer (principal executive
Lynn J. Good	officer), Director	October 4, 2016

/s/ Steven K. Young	Executive Vice President and Chief Financial
Steven K. Young	Officer (principal financial officer)	October 4, 2016

/s/ William E. Currens Jr.	Controller and Chief Accounting Officer
William E. Currens Jr.	(principal accounting officer)	October 4, 2016

/s/ Dhiaa M. Jamil
Dhiaa M. Jamil	Director	October 4, 2016

/s/ Franklin H. Yoho		October 4, 2016
Franklin H. Yoho	Director

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